As filed with the Securities and Exchange Commission on August 19, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MetroPCS Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0836269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2250 Lakeside Blvd.

Richardson, Texas 75082

(214) 570-5800

(Address of principal executive offices)

MetroPCS Communications, Inc. 2010

Equity Incentive Compensation Plan

Roger D. Linquist

President and Chief Executive Officer

2250 Lakeside Blvd.

Richardson, Texas 75082

(214) 570-5800

(Name, address, of agent for service)

Copies to:

William D. Howell, Esq.

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

(214) 953-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.0001	18,075,825	$8.77	$158,524,985.25	$11,303

(1)	This Registration Statement also covers an indeterminate number of additional shares as may become issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and 457(h) under the Securities Act, the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock of the registrant on the New York Stock Exchange on August 13, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information concerning the MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan, or the Plan, required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended, or the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as a prospectus or prospectus supplements pursuant to Rule 424 under the Securities Act, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act. MetroPCS Communications, Inc. will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, MetroPCS Communications, Inc. will furnish to the Commission or its staff a copy of any or all of the documents included in such file. MetroPCS Communications, Inc. is hereinafter referred to as “our Company,” “the Company,” “we,” “our,” “ours,” “us” and “its.”

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Company has filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, are incorporated into this Registration Statement by reference and shall be deemed to be a part hereof:

(1) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on March 1, 2010;

(2) the Company’s Current Reports on Form 8-K filed with the Commission on January 12, 2010, March 8, 2010, April 5, 2010, April 27, 2010, May 10, 2010, June 3, 2010 and July 22, 2010;

(3) the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 filed with the Commission on May 10, 2010;

(4) the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 filed with the Commission on August 9, 2010; and

(5) the description of the Company’s Common Stock under the caption “Description of Capital Stock” in the Company’s Registration Statement on Form S-1 (Registration No. 333-139793), initially filed with the Commission on January 4, 2007, and as thereafter amended from time to time for the purpose of updating, changing or modifying such description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto, or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment or supplement to this Registration Statement or in any document that is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the Commission pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who was or is a party or witness or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses, costs and fees (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses (including attorney’s fees) actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Our certificate of incorporation provides that we shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us as authorized in our certificate of incorporation. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as our board of directors deems appropriate.

The indemnification and advancement of expenses described above:

•

shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office;

•	shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent; and

•	shall inure to the benefit of the heirs, executors and administrators of such a person.

Our certificate of incorporation also provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived any improper personal benefit.

Any repeal or modification of the provisions of our certificate of incorporation governing indemnification or limitation of liability shall be prospective only, and shall not adversely affect:

•

any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts; or

•	any limitation on the personal liability of a director existing at the time of such repeal or modification.

We have also entered into separate indemnification agreements with each of our directors and executive officers under which we have agreed to indemnify, and to advance expenses to, each director and executive officer to the fullest extent permitted by applicable law with respect to liabilities they may incur in their capacities as directors and officers.

We maintain director and officer liability insurance to insure each person who was, is, or will be our director or officer, against specified losses and wrongful acts of such director or officer in his or her capacity as such, including breaches of duty and trust, neglect, error and misstatement. In accordance with the director and officer insurance policy, each insured party will be entitled to receive advances of specified defense costs.

Please read “Item 9. Undertakings” for a description of the Commission’s position regarding such indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Company under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation of MetroPCS Communications, Inc. (Filed as Exhibit 3.1 to Amendment No. 2 to MetroPCS Communications, Inc.’s Registration Statement on Form S-1/A (SEC File No. 333-139793), filed on February 27, 2007, and incorporated by reference herein).

3.2(a)	Third Amended and Restated Bylaws of MetroPCS Communications, Inc. (Filed as Exhibit 3.2 to Amendment No. 2 to MetroPCS Communications, Inc.’s Registration Statement on Form S-1/A (SEC File No. 333-139793), filed on February 27, 2007, and incorporated by reference herein).

3.2(b)	Amendment No. 1 to Third Amended and Restated Bylaws of MetroPCS Communications (Filed as Exhibit 3.1 to MetroPCS Communications, Inc.’s Current Report on Form 8-K, filed on June 28, 2007, and incorporated by reference herein).

3.2(c)	Amendment No. 2 to the Third Amended and Restated Bylaws of MetroPCS Communications, Inc. (Filed as Exhibit 3.1 to MetroPCS Communications, Inc.’s Current Report on Form 8-K, filed on November 13, 2008, and incorporated by reference herein).

4.1	Rights Agreement, dated as of March 29, 2007, between MetroPCS Communications, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes the form of Certificate of Designation of Series A Junior Participating Preferred Stock of MetroPCS Communications, Inc. as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (Filed as Exhibit 4.1 to MetroPCS Communications, Inc.’s Current Report on Form 8-K, filed on March 30, 2007, and incorporated by reference herein).

5.1*	Opinion of Baker Botts L.L.P.

10.1	MetroPCS Communications Inc. 2010 Equity Incentive Compensation Plan (incorporated herein by reference to Annex A to MetroPCS Communications, Inc.’s Definitive Proxy Statement for the 2010 Annual Meeting of Stockholders filed on Schedule 14A with the Commission on April 19, 2010).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (contained on the signature page of this Registration Statement)

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 6 above or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 17, 2010.

METROPCS COMMUNICATIONS, INC.

By:	/S/ ROGER D. LINQUIST
Roger D. Linquist
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Roger D. Linquist his true and lawful attorney-in-fact and agent, each with the power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (and all further amendments, including post-effective amendments thereto), and to file the same, with accompanying exhibits and other related documents, with the Securities and Exchange Commission, and ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue of said appointment.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on August 17, 2010.

/s/ Roger D. Linquist	/s/ J. Braxton Carter
Roger D. Linquist President and Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	J. Braxton Carter Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Christine B. Kornegay	/s/ Richard A. Anderson
Christine B. Kornegay Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	Richard A. Anderson Director

/s/ W. Michael Barnes	/s/ Jack F. Callahan, Jr.
W. Michael Barnes Director	Jack F. Callahan, Jr. Director

/s/ C. Kevin Landry	/s/ Arthur C. Patterson
C. Kevin Landry Director	Arthur C. Patterson Director

/s/ James N. Perry, Jr.
James N. Perry, Jr. Director

EXHIBIT INDEX

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation of MetroPCS Communications, Inc. (Filed as Exhibit 3.1 to Amendment No. 2 to MetroPCS Communications, Inc.’s Registration Statement on Form S-1/A (SEC File No. 333-139793), filed on February 27, 2007, and incorporated by reference herein).

3.2(a)	Third Amended and Restated Bylaws of MetroPCS Communications, Inc. (Filed as Exhibit 3.2 to Amendment No. 2 to MetroPCS Communications, Inc.’s Registration Statement on Form S-1/A (SEC File No. 333-139793), filed on February 27, 2007, and incorporated by reference herein).

3.2(b)	Amendment No. 1 to Third Amended and Restated Bylaws of MetroPCS Communications (Filed as Exhibit 3.1 to MetroPCS Communications, Inc.’s Current Report on Form 8-K, filed on June 28, 2007, and incorporated by reference herein).

3.2(c)	Amendment No. 2 to the Third Amended and Restated Bylaws of MetroPCS Communications, Inc. (Filed as Exhibit 3.1 to MetroPCS Communications, Inc.’s Current Report on Form 8-K, filed on November 13, 2008, and incorporated by reference herein).

4.1	Rights Agreement, dated as of March 29, 2007, between MetroPCS Communications, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes the form of Certificate of Designation of Series A Junior Participating Preferred Stock of MetroPCS Communications, Inc. as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (Filed as Exhibit 4.1 to MetroPCS Communications, Inc.’s Current Report on Form 8-K, filed on March 30, 2007, and incorporated by reference herein).

5.1*	Opinion of Baker Botts L.L.P.

10.1	MetroPCS Communications Inc. 2010 Equity Incentive Compensation Plan (incorporated herein by reference to Annex A to MetroPCS Communications, Inc.’s Definitive Proxy Statement for the 2010 Annual Meeting of Stockholders filed on Schedule 14A with the Commission on April 19, 2010).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (contained on the signature page of this Registration Statement)

*	Filed herewith.